UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2026

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26901 Malibu Hills Road Calabasas Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (818) 871-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.01 per share	CAKE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 26, 2026 (the “Effective Date”), The Cheesecake Factory Incorporated (the “Company” or “we,” “us” and “our”) entered into a Fifth Amended and Restated Loan Agreement, dated as of March 26, 2026 (the “Loan Agreement” and the credit facility provided thereunder, the “New Facility”), with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, National Association and BMO Bank N.A., as co-syndication agents, and the lenders party thereto from time to time. The Loan Agreement amended and restated the Company’s existing Fourth Amended and Restated Loan Agreement, dated as of October 6, 2022.

The New Facility, which matures on March 26, 2031, provides us with a $400 million revolving credit facility, with a sublimit of up to $85 million for the issuance of letters of credit and $10 million for swingline loans. The New Facility contains (i) a commitment increase feature that, subject to certain conditions precedent, could provide for an additional $200 million in revolving loan commitments and (ii) a feature that permits the letter of credit issuers thereunder to increase their letter of credit sublimits by $25 million in the aggregate.

Borrowings under the Loan Agreement bear interest, at the Company’s option, at a per annum rate equal to either: (i) (A) the forward-looking term rate based on SOFR that is published by CME Group Benchmark Administration Limited (the “Term SOFR Rate”) plus (B) an applicable margin based on the Net Adjusted Leverage Ratio, ranging from 1.00% to 1.50%, or (ii) the sum of (A) the highest of (x) the rate of interest last quoted by The Wall Street Journal as the prime rate in effect in the United States, (y) the greater of the rate calculated by the Federal Reserve Bank of New York as the federal funds effective rate or the rate that is published by the Federal Reserve Bank of New York as the overnight bank funding rate, in either case, plus 0.50%, and (z) the one-month Term SOFR Rate plus 1.00%, plus (B) an applicable margin based on the Net Adjusted Leverage Ratio (defined below), ranging from 0.00% to 0.50%. The Company will also pay a variable fee based on the Net Adjusted Leverage Ratio, ranging from 0.125% to 0.225%, on the daily amount of unused commitments under the Loan Agreement.

Under the New Facility, we are subject to the following financial covenants, which are tested as of the last day of each fiscal quarter: (i) a maximum ratio of net adjusted debt to EBITDAR (the “Net Adjusted Leverage Ratio”) of 4.25 to 1.00 and (ii) a minimum ratio of EBITDAR to interest and rent expense of 1.90 to 1.00.

The Loan Agreement contains a number of covenants and restrictions that, among other things, restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, create liens, enter into agreements with affiliates, sell material assets, and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in acceleration of the maturity of the New Facility and any loans drawn under the New Facility becoming immediately due and payable.

Our obligations under the New Facility are unsecured. Certain of our material subsidiaries have guaranteed our obligations under the New Facility on an unsecured basis. The New Facility will be used for our general corporate purposes, including to fund dividends, stock repurchases and permitted acquisitions.

The above description of the Loan Agreement is a summary and is not complete. A copy of the Loan Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending March 31, 2026, and the above summary is qualified by reference to the terms set forth in such exhibit.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2026	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ Matthew E. Clark
Matthew E. Clark
Executive Vice President and Chief Financial Officer